                                                                    Exhibit 99.1


                           Splitrock Services, Inc.
        Schedule II:  Valuation and Qualifying Accounts (in thousands)

                                                  Balance at        Charged to                        Balance at
                                                   Beginning         Costs and                            End
                                                   of Period         Expenses        Deductions        of Period
                                                ---------------  ---------------  ----------------  ---------------
Tax Valuation Allowance:
  Period from inception (March 5, 1997) to
   December 31, 1997.......................         $   ---          $  3,436          $  ---            $  3,436
  Year ended December 31, 1998.............         $ 3,436          $ 22,309          $  ---            $ 25,745

Allowance for Doubtful Accounts:
  Period from inception (March 5, 1997) to
   December 31, 1997.......................         $   ---          $    ---          $  ---            $    ---
  Year ended December 31, 1998.............         $   ---          $    537          $  ---            $    537

   All other schedules are omitted because they are not required, are not applicable, or the information is included in the financial statements or notes thereto.